Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

Michael Coffee

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 14, 2010 by and between MEDICINOVA, INC, a Delaware corporation (“MediciNova”), and Michael Coffee (“Executive”), with reference to the following facts:

A. The Board of Directors of MediciNova (the “Board”) has determined that it would be in the best interests of MediciNova to enter into this Employment Agreement on the terms herein set forth.

B. Executive is willing to serve as Chief Business Officer of MediciNova upon the terms and conditions herein set forth. In respect of such employment, Executive has also executed that certain Proprietary Information and Inventions Agreement of even date herewith (the “Proprietary Information and Inventions Agreement”) and that certain Severance Protection Agreement of even date herewith (the “Severance Protection Agreement”), which are attached hereto as Exhibits A and B, respectively, and incorporated herein by reference as though fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have their respective meanings:

1.1 “Cause” shall mean (as shall reasonably be determined by the Board of Directors of the MediciNova (the “Board”)): (i) any intentional failure to perform the Executive’s obligations, services or duties under this Agreement or any other agreement or arrangement between the Executive and the MediciNova regarding employment or consulting services to be rendered by the Executive to the MediciNova, other than an immaterial violation which is remedied upon reasonable notice; (ii) failure to achieve performance levels for the MediciNova consistent with the MediciNova’s goals, as determined by the Board in good faith and following appropriate inquiry; (iii) any violation of MediciNova policy, other than an immaterial violation which is remedied upon reasonable notice; (iv) any willful neglect of the Executive’s duties to the MediciNova or gross misconduct; (v) any failure to protect the MediciNova’s trade secrets; or (vi) any commission of any crime or criminal offense involving moral turpitude.

1.2 “Total and Permanent Disability” shall have the meaning ascribed to such term in Section 22 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Duties. Subject to the terms and provisions of this Agreement, Executive is employed by MediciNova as an executive employee of MediciNova. Executive’s specific position shall be as Chief Business Officer; provided, however, that the Executive may be reassigned by the Board to another executive position with MediciNova (or another position of similar responsibility) at such time as the Board (excluding Executive) reasonably agrees upon another Chief Business Officer. Executive covenants to perform Executive’s employment duties in good faith. Executive shall at all times during the performance of this Agreement strictly adhere to and obey any and all rules and regulations now in effect or as subsequently adopted and/or modified governing the conduct of MediciNova employees and/or executives (the “Employment Policies”). In the event of any conflict between the provisions of this Agreement and any of the Employment Policies, the provisions of this Agreement shall control. A default under any of the Employment Policies, except to the extent necessary or appropriate to comply with the provisions of this Agreement, shall be a default under this Agreement.

3. Exclusive Services. Executive’s entire business time, attention, energies, skills, learning and best efforts shall be devoted to the business of MediciNova; provided, however, that this Section 3 shall not be construed as preventing Executive from (1) participating in social, civic or professional associations or engaging in passive outside investment activities which may require a limited portion of time and effort to manage, consistent with any Employment Policies and (2) serving as an advisor to the Chief Executive Officer of Adamas Pharmaceuticals, Inc, in each case so long as such activities do not interfere with the performance of Executive’s duties nor compete, in any way, with the products or services offered by or through MediciNova.

4. Term of Employment. The term of this Agreement shall continue until such time as the employment of Executive is terminated pursuant to Section 7 below; provided, however, that this Agreement shall automatically terminate upon the death or Total and Permanent Disability of Executive.

5. Compensation. For all services rendered by Executive to MediciNova, MediciNova shall pay/provide to Executive the following:

•	base compensation in the amount of $300,000 per annum (the “Base Compensation”);

•

periodic bonuses determined within the sole discretion of the Board (or any committee of the Board which is appointed to consider matters relating to executive compensation) but with reference to amounts paid to other executives and/or employees of MediciNova;

•

grants of equity-based compensation within the sole discretion of the Board (or any committee of the Board which is appointed to consider matters relative to equity-based compensation); MediciNova will grant you 100,000 options as an initial grant.

•

such group medical and life insurance and participation in other benefit plans as shall be made available for executives of MediciNova (with amounts and levels of participation therein determined with reference to other executives and/or employees of MediciNova); and

•	an annual amount of vacation days consistent with amounts available for other executives of MediciNova (but, in any event, no fewer than 10 days) (collectively, the “Compensation Package”).

6. Adjustments. The amount of Base Compensation may be adjusted on an annual basis as Board and Executive shall mutually and reasonably agree. Compensation under the Compensation Package shall be paid to Executive less required deductions for Social Security, withholding taxes and other authorized deductions and at times when executives of MediciNova normally receive their compensation.

7. Termination. The employment of Executive may be terminated at any time by:

7.1 Mutual agreement of MediciNova and Executive evidenced in writing;

7.2 Action of the Board without prior notice to Executive if the Board reasonably shall establish that (i) Executive is in material default in the performance of Executive’s obligations, services or duties hereunder, or has materially breached any provision of this Agreement, or (ii) MediciNova otherwise has Cause to terminate Executive’s employment (although the right of termination of Executive’s employment under this Section 7.2 shall not be in limitation of any other right or remedy MediciNova may have under this Agreement or otherwise);

7.3 Upon the death or Total and Permanent Disability of Executive; or

7.4 Upon three months’ written notice by either party to the other indicating the desire of the notifying party, in its sole discretion, to terminate the employment of Executive hereunder.

8. Compensation Upon Termination.

8.1 In the event that the employment of Executive is terminated pursuant to Section 7 above, Executive shall be terminated without compensation other than for accrued salary and other accrued amounts; provided, however, that if such employment is terminated at MediciNova’s option pursuant to Section 7.4 above, then Executive shall be entitled to such severance payment(s) as shall be provided for (if any) by the Employment Policies in effect at that time; and provided, further, that in lieu of the three months’ notice provided by Section 7.4 above, MediciNova may provide Executive with an amount equal to one-half (1/2) of annual Base Compensation which shall be applicable at the time of Executive’s termination of employment with MediciNova, such amount, if any, shall be paid in lump sum on or as soon as practicable following the Termination Date (the “Termination Payment”). Notwithstanding the foregoing, and as provided in Section 8.3, if after any such termination of employment, the Executive will become a consultant in accordance with Section 9 and if the Termination Payment is considered deferred compensation under Code Section 409A, then the parties agree that the Termination Payment, if any, will be delayed until such time as the Executive undergoes a separation of service in accordance with Section 8.3. Except as provided in the immediately preceding sentence (if applicable), Executive is entitled to no other compensation upon termination.

8.2 Notwithstanding any provision to the contrary in this Agreement, MediciNova shall delay the commencement of payments or benefits coverage to which the Executive would otherwise become entitled under the Agreement in connection with his termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with MediciNova (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if and only if MediciNova in good faith determines that the Executive is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

8.3 The provisions of this Agreement which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A).

9. In the event that the employment of Executive is terminated pursuant to Section 7 above, Executive shall be terminated without compensation other than for accrued salary and other accrued amounts; provided, however, that if such employment is terminated at MediciNova’s option pursuant to Section 7.4 above, then Executive shall be entitled to such severance payment(s) as shall be provided for (if any) by the Employment Policies in effect at that time; and provided, further, that in lieu of the three months’ notice provided by Section 7.4 above, MediciNova may provide Executive with an amount equal to one-half (1/2) of annual Base Compensation which shall be applicable at the time of Executive’s termination of employment with MediciNova. Except as provided in the immediately preceding sentence (if applicable), Executive is entitled to no other compensation upon termination.

10. Option to Hire Executive as Consultant. Upon any termination of Executive’s employment under this Agreement, either pursuant to Section 7 above or otherwise, MediciNova shall have the option (in MediciNova’s discretion) to engage Executive as a consultant on a quarterly basis commencing on the effective date of termination of Executive’s employment (the “Termination Date”) and continuing for a period of up to one (1) year following the Termination Date (or, if longer, the period terminating on the date which is three (3) years after June 14, 2010). MediciNova’s rights under this Section 9 shall lapse if MediciNova has not provided Executive with written notice of MediciNova’s intent to exercise its rights hereunder prior to the later of (i) the Termination Date (e.g., in the event of a voluntary termination under Section 7.4 above) and (ii) 30 days following notice of such termination (e.g., in the event of an involuntary termination under Section 7.2 above). As a consultant, Executive’s duties shall include devoting attention to those matters reasonably requested by the Board but which will not interfere (as to time required) with the opportunity to maintain other employment consistent with this Section 9. During the term of this Agreement (and subject to the provisions of the Proprietary Information and Inventions Agreement) as well any period for which Executive is engaged to perform consulting services for MediciNova under this Section 9, Executive agrees that Executive shall not:

10.1 Carry on directly or indirectly, whether or not for compensation (as proprietor, partner, stockholder (except that a less than one percent (1%) ownership in a public corporation shall be permitted), officer, director, agent, employee, consultant, trustee, affiliate or otherwise), any business which is, or as a result of Executive’s engagement or participation would become, competitive with or adverse to the business of MediciNova as it exists from time to time;

10.2 Permit Executive’s name to be used by any business competitive in any respect with the business of MediciNova as it exists from time to time;

10.3 Solicit or divert, or attempt to call on, solicit or divert, any customer of MediciNova with whom Executive became acquainted during Executive’s employment or affiliation with MediciNova, either for Executive or for any other person, firm or corporation; or

10.4 Induce or attempt to induce any person who is an employee, agent or consultant of MediciNova to leave the employ of MediciNova.

Without limiting the other provisions of this Agreement, (i) Executive acknowledges and agrees that it is impossible to measure in money the damages which will befall MediciNova by reason of Executive’s failure to perform any of the obligations set forth in this Section 9, (ii) Executive acknowledges that MediciNova shall be entitled to enforce Executive’s obligations under this Section 9 by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief, (iii) Executive agrees (to the maximum extent permitted by law) to have the provisions of this Section 9 specifically enforced against Executive by any court of equity and (iv) Executive consents to the entry of injunctive relief against Executive enjoining or restraining any violation or threatened violation of the provisions of this Section 9.

11. Compensation for Consulting Services. For each quarter (i.e., three-month period) that Executive provides consulting services to MediciNova pursuant to the option of MediciNova contained in Section 9 above, MediciNova shall pay Executive a sum equal to fifteen percent (15%) of Executive’s annual Base Compensation which shall be applicable at the time of Executive’s termination of employment with MediciNova (prorated for any period of less than a quarter). The parties expressly agree that when Executive is performing consulting services for MediciNova, Executive is acting as an independent contractor. Therefore, Executive shall be solely liable for Social Security and income taxes that result from Executive’s compensation as a consultant. In addition, Executive shall not be entitled to any other benefits including, without limitation, such group medical, life and disability insurance and other benefits as may be provided to employees and/or executives of MediciNova.

12. Dispute Resolution Procedure. Any dispute arising out of or related to the employment relationship created hereby, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, to the maximum extent permitted by law, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where Section 11.4 below specifically allows a different remedy. The following dispute resolution procedure shall apply:

12.1 The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

12.2 The responding party shall furnish a statement of the relief, if any, that it is willing to provide, and the witnesses or documents that support its position as to the appropriate action. The parties can mutually agree to waive this step. If the matter is not resolved at this step, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. Employee shall pay the cost of the mediation.

12.3 If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration before an arbitrator appointed by the Judicial Arbitration and Mediation Service (JAMS), with the arbitration to be held in San Diego, California. Judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator, however, shall not have the authority to require MediciNova to change any lawful policy or benefit plan. The hearing shall be transcribed. Employee shall bear the costs of the arbitration.

Except as set forth in Section 9 hereof, arbitration shall be the exclusive final remedy for any dispute between the parties, to the maximum extent permitted by law, including but not limited to disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in Sections 11.1 and 11.2.

Notwithstanding the foregoing, either party may bring an action in a court of competent jurisdiction regarding or related to matters involving MediciNova’s confidential, proprietary or trade secret information, or regarding or related to inventions that Executive may claim to have developed prior to joining MediciNova or after joining MediciNova, pursuant to California Labor Code 2870. The parties further agree that, for violations of Executive’s confidentiality, proprietary information or trade secret obligations which the parties have elected to submit to arbitration, MediciNova retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

12.4 MediciNova reserves the right to modify, change or cancel this provision upon 30 days written notice. However, such cancellation shall not affect matters which have already been submitted to arbitration.

13. Confidentiality and Inventions. Executive recognizes that MediciNova has and shall continue to have and develop information, knowledge and rights regarding inventions, confidential information, products, services, future plans, business affairs, processes, trade secrets, technical matters, customer lists, experimental designs and items of intellectual property. Executive hereby confirms and ratifies the Proprietary Information and Inventions Agreement (which is incorporated herein by reference) and agrees to execute and deliver to MediciNova any other similar agreement(s) presented to Executive by MediciNova from time to time.

14. Section Headings. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

15. Survival. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter.

16. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided, however, that any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

17. Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

18. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and the successors, assigns and affiliates of MediciNova, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

19. Assignment. MediciNova may, in its sole discretion, assign its rights and obligations, in whole or in part, to any parent, subsidiary or affiliate of MediciNova. This Agreement shall be binding upon the heirs, executors, successors and assigns of Executive. This Agreement contemplates the rendition of personal services by Executive and Executive may not assign this Agreement or delegate Executive’s responsibilities hereunder.

20. Entire Agreement. Except for the Proprietary Information and Inventions Agreement and the Severance Protection Agreement and any similar agreements between MediciNova and Executive as may exist from time to time, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof and no representation, inducement, promise or agreement, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom or which such modification, termination or waiver is sought to be enforced.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 14th day of June 2010.

MediciNova:

MediciNova, Inc., a Delaware corporation

By:	/s/ Shintaro Asako
Name:	Shintaro Asako
Title:	Chief Financial Officer

Executive:

By:	/s/ Michael Coffee
Name:	Michael Coffee

EXHIBIT A

[attached]

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Michael Coffee

MediciNova, Inc.

4350 La Jolla Village Dr., Suite 950

San Diego, California 92122

Ladies and Gentlemen:

I recognize that MediciNova, Inc., a Delaware corporation (“MediciNova”), possesses a body of existing technology and intellectual property rights and is engaged in a continuous program of research, development and production with respect to its business (present and future).

I understand that:

A. As part of my employment by MediciNova (with the term “employment”, as used herein, to include any consulting relationship), I am expected to make new contributions and inventions of value to MediciNova.

B. I understand that my employment creates a relationship of confidence and trust between me and MediciNova and that my position places me in a unique position of access to the proprietary technology, trade secrets and research, development and business information:

(1)	applicable to the business of MediciNova; or

(2)	applicable to the business of any client, partner or customer of MediciNova,

which may be made known to me by MediciNova or by any client, partner or customer of MediciNova, or learned by me during the period of my employment.

C. MediciNova possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to MediciNova (including, without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by MediciNova), and/or in which property rights have been or will be assigned or otherwise conveyed to MediciNova, which information has commercial value in the business in which MediciNova is engaged. All of the aforementioned information is hereinafter called “Confidential Information.” By way of illustration, but not limitation, Confidential Information includes all data, compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemas, methods (including delivery, storage, receipt, transmission, presentation and manufacture of audio, video, informational or other data or content), business and marketing development plans, customer lists, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures and any other information concerning the actual or anticipated business, research or development of MediciNova or its actual or potential customers or partners or which is or has been generated or received in confidence by or for MediciNova by or from any person; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents and samples, prototypes, models, products and the like.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from MediciNova from time to time, I hereby agree as follows:

1. All Confidential Information shall be the sole property of MediciNova and its assigns, and MediciNova and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to MediciNova any rights I may have or acquire in all Confidential Information. At all times during my employment by MediciNova and at all times after termination of such employment, I will keep in confidence and trust all Confidential Information, and I will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the prior written consent of MediciNova, except as may be necessary in the ordinary course of performing my duties as an employee of (or consultant to) MediciNova.

2. Without limiting the terms of my employment with MediciNova, I agree that during the period of my employment by MediciNova I will not engage in any employment or activity in any business that is directly or indirectly competitive with MediciNova.

3. All documents, data, records, apparatus, equipment, sequences, components, programs and other physical property, whether or not pertaining to Confidential Information, furnished to me by MediciNova or produced by myself or others in connection with my employment shall be and remain the sole property of MediciNova and shall be returned promptly to MediciNova as and when requested by MediciNova. Should MediciNova not so request, I shall return and deliver all such property upon termination of my employment by me or by MediciNova for any reason (“Termination”) and I will not take with me any such property, any reproduction of such property or any materials or products derived from such property.

4. I shall promptly disclose any outside activities or interests, including any ownership or participation in the development of prior inventions, that conflict or may conflict with the interests of MediciNova. I understand that I am required to make such disclosures promptly if the activity or interest is related, either directly or indirectly, to (i) an area of research, development, service, product or product line of MediciNova, (ii) a manufacturing, development or research methodology or process of MediciNova or (iii) any activity that I may be involved with on behalf of MediciNova.

5. I shall promptly disclose to MediciNova, or any persons designated by it, all improvements, inventions, formulae, processes, programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with MediciNova which are related to or useful in the business of MediciNova, or result from tasks assigned me by MediciNova, or result from use of premises owned, leased or contracted for by MediciNova (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”). Such disclosure shall continue for one year after Termination with respect to anything that would be an Invention if made, conceived, reduced to practice or learned prior to Termination.

6. I agree that all Inventions shall be the sole property of MediciNova and its assigns, and MediciNova and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith and all Confidential Information with respect thereto. I hereby assign to MediciNova any and all rights I may have or acquire in all Inventions, including all rights that may be known as or referred to as “moral rights.” I further agree as to all Inventions to assist MediciNova in every proper way (but at MediciNova’s expense) to obtain and from time to time enforce patents and copyrights on the Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing the same, as MediciNova may desire, together with any assignments thereof to MediciNova or persons designated by it. My obligation to assist MediciNova in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond Termination, but MediciNova shall compensate me at a reasonable rate after Termination for time actually spent by me at MediciNova’s request on such assistance. In the event that MediciNova is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent or copyright application with respect to Inventions (including renewals, extension, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint MediciNova and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyrights thereon with the same legal force and effect as if executed by me.

7. As a matter of record I have identified beneath by signature hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by MediciNova which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by MediciNova (“Prior Inventions”) which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If no such list is identified, I represent that I have made no such Prior Inventions at the time of the commencement of my employment by MediciNova. Notwithstanding the foregoing, and without limiting the other provisions of this Agreement, I agree that (i) any improvements or new inventions to the item(s) so identified on such list (if any) shall be treated as Inventions for purposes of this Agreement if the provisions of Section 5 above are otherwise applicable and (ii) if, in the course of my employment with MediciNova, I incorporate a Prior Invention into a MediciNova product, process, application, machine or invention, the MediciNova is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any MediciNova product, process, application, machine or invention without MediciNova’s prior written consent.

8. I represent that my performance of all the terms of this Agreement and that my employment by MediciNova does not and will not breach or constitute an event of default under any agreement (i) obligating me to keep in confidence proprietary information acquired by me in confidence or in trust prior to, or at any point throughout, my employment by MediciNova, (ii) obligating me to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit my employment or activity in any business in which I may compete, directly or indirectly, with any other business, or which might by application have such an effect. I have not entered into, and I agree that I will not enter into, any agreement (either written or oral) in conflict herewith.

9. I understand, acknowledge and agree that, as part of the consideration for my employment or continued employment by MediciNova, I have not brought and will not bring with me to MediciNova or use in the performance of my responsibilities at or for MediciNova any equipment, supplies, facility or trade secret or other proprietary information of any former employer which are not generally available to the public, unless I have obtained (and provide herewith to MediciNova a copy of) written authorization for their possession and use.

10. I also understand that, in my employment by MediciNova, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my employment by MediciNova. A copy of any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to MediciNova.

11. I agree that during the term of my employment with MediciNova and for a period of twelve (12) months after Termination, I will not directly or indirectly: (i) induce or attempt to induce any employee or consultant of MediciNova to leave the employ of MediciNova or to otherwise end such employee’s or consultant’s relationships with MediciNova, or (ii) other than on behalf of MediciNova, induce or attempt to induce any other person to terminate a relationship with MediciNova.

12. I acknowledge that, due to the uniqueness of my relationship with MediciNova, MediciNova would not have an adequate remedy at law for money damages in the event that this Agreement is not fully performed in accordance with its terms. I agree that in addition to any other rights and remedies available to MediciNova for any breach by me of my obligations hereunder, MediciNova shall be entitled to enforcement of my obligations hereunder by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief.

13. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

14. If applicable, this Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code (which, if applicable, could apply to ideas or inventions for which no equipment, supplies, facility or trade secret information of MediciNova were used and which were developed entirely on my own time, and (1) which do not relate at the time of conception or reduction to practice of the invention (a) to the actual business of MediciNova, or (b) to MediciNova’s actual or demonstrably anticipated research or development, or (2) which do not result from any work performed by me for MediciNova). Notwithstanding the foregoing, I shall disclose in confidence to MediciNova any invention in order to permit MediciNova to make a determination as to compliance by me with the terms and conditions of this Agreement.

15. This Agreement shall be effective as of the first day of my employment by MediciNova. The term “employment” and the term or duration of my employment, as used herein and for purposes of this Agreement, shall include, without limitation, any consulting relationship between myself and MediciNova (including, if applicable, any such relationship which may follow the termination of my status as an employee of MediciNova or which may precede my status as an employee of MediciNova). Accordingly, notwithstanding any other provision of this Agreement to the contrary (and without limitation), a “Termination” shall not be deemed to have occurred if a consulting relationship persists following the termination of my status as an employee of MediciNova (if applicable).

16. The term MediciNova, as used herein, shall include any subsidiary or affiliate of MediciNova.

17. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of MediciNova, its successors and assigns.

18. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of law principles thereof.

Dated: June 14, 2010	/s/ Michael Coffee
Name: Michael Coffee

Prior Inventions:

Accepted and Agreed to

This 14th day of June 2010.

MediciNova, Inc.

By:	/s/ Shintaro Asako
Name:	Shintaro Asako
Title:	Chief Financial Officer

EXHIBIT B

[attached]

Exhibit B

SEVERANCE PROTECTION AGREEMENT

SEVERANCE PROTECTION AGREEMENT dated June 14, 2010, by and between MEDICINOVA, Inc., a Delaware corporation (the “Company”), and Michael Coffee (the “Executive”).

PURPOSE

The Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) of the Company exists and that the threat or occurrence of a Change in Control may result in the distraction of its key management personnel because of the uncertainties inherent in such a situation.

The Board has determined that it is essential and in the best interests of the Company and its stockholders to retain the services of the Executive in the event of the threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security.

In order to induce the Executive to remain in the employ of the Company, particularly in the event of the threat or occurrence of a Change in Control, the Company desires to enter into this Agreement to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1. Definitions.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Compensation” means an amount which includes all amounts earned or accrued by the Executive through and including the Termination Date but not paid to the Executive on or prior to such date, including (a) all base salary, (b) reimbursement for all reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (c) all vacation pay and (d) all bonuses and incentive compensation (other than the Pro Rata Bonus).

“Base Salary Amount” means the greater of the Executive’s annual base salary (a) at the rate in effect on the Termination Date and (b) at the highest rate in effect at any time during the 180-day period prior to a Change in Control, and will include all amounts of the Executive’s base salary that are deferred under any qualified or non-qualified employee benefit plan of the Company or any other agreement or arrangement.

“Beneficial Owner” has the meaning as used in Rule 13d-3 promulgated under the Securities Exchange Act. The terms “Beneficially Owned” and “Beneficial Ownership” each have a correlative meaning.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the greater of (a) the annual bonus paid or payable to the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the Termination Date occurs, (b) the average of the annual bonus paid or payable to the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of each of the three fiscal years ending immediately prior to the fiscal year in which the Termination Date occurs (or, if higher, ending in respect of each of the three fiscal years ending immediately prior to the year in which the Change in Control occurs) or (c) in the event that the Executive was not employed by the Company for the entire fiscal year ending immediately prior to the fiscal year in which the Termination Date occurs, the annual target bonus established and payable to the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending during the fiscal year in which the Termination Date occurs. Bonus Amount includes only the short-term incentive portion of the annual bonus and does not include restricted stock awards, options or other long-term incentive compensation awarded to the Executive.

“Cause” for the termination of the Executive’s employment with the Company will be deemed to exist if (a) the Executive has been convicted for committing an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability), (b) the Executive willfully engages in illegal conduct or gross misconduct that is significantly injurious to the Company; however, no act or failure to act, on the Executive’s part shall be considered “willful” unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or (c) failure to perform his or her duties in a reasonably satisfactory manner after the receipt of a notice from the Company detailing such failure if the failure is incapable of cure, and if the failure is capable of cure, upon the failure to cure such failure within 30 days of such notice or upon its recurrence.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a) The acquisition by any Person of beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act) of forty percent (40%) or more of the outstanding voting securities; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its Subsidiaries; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b) Individuals who, as of January 1, 2010, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company subsequent to January 1, 2010, and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, forty percent (40%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned forty percent (40%) or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination; and (iii) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

For purposes of clause (c), any Person who acquires outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination, of outstanding voting securities of both the Company and the entity or entities with which the Company is combined shall be treated as two Persons after the Business Combination, who shall be treated as owning outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination of, respectively, outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means MEDICINOVA, INC., a Delaware corporation, provided that in recognition of the fact that the Executive may be employed by a direct or indirect Subsidiary of MEDICINOVA, INC., the term “Company” when referring to the employment relationship and the compensation or benefits related thereto shall include the employer of Executive as the context requires.

“Continuation Period” has the meaning set forth in Section 3.1(b)(iii).

“Disability” means the status of disability determined conclusively by the Company based upon certification of disability by the Social Security Administration or upon such other proof as the Company may reasonably require, effective upon receipt of such certification or other proof by the Company.

“Full Release” means a written release, timely executed so that it is fully effective as of the date of payment pursuant to Section 3.1(b)(ii), in a form satisfactory to the Company and counsel pursuant to which the Executive fully and completely releases the Company from any and all claims that the Executive may have against the Company or its affiliates (other than any claims that may or have arisen under this Agreement).

“Good Reason” means the occurrence of any of the events or conditions described in clauses (a) through (e) hereof, without the Executive’s prior written consent:

(a) (i) any material adverse change in the Executive’s status, position or responsibilities (including reporting responsibilities) from the Executive’s status, position or responsibilities as in effect at any time within 180 days preceding the date of the Change in Control or at any time thereafter, (ii) any assignment to the Executive of duties or responsibilities which are materially and adversely inconsistent with the Executive’s status, position or responsibilities as in effect at any time within 180 days preceding the date of the Change in Control or at any time thereafter or (iii) in the case of an Executive who is an executive officer of the Company a significant portion of whose responsibilities relate to the Company’s status as a public company, the failure of such Executive to continue to serve as an executive officer of a public company, in each case except in connection with the termination of the Executive’s employment for Disability, Cause, as a result of the Executive’s death or by the Executive other than for Good Reason;

(b) a material reduction in Executive’s base salary;

(c) the imposition of a requirement that the Executive be based at any place outside a 50-mile radius from the Executive’s principal place of employment immediately prior to the Change in Control, except for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control;

(d) any material breach by the Company of any provision of this Agreement or any other agreement to which the Company and the Executive are parties; or

(e) the failure of the Company to obtain, as contemplated in Section 7, an agreement, reasonably satisfactory to the Executive, from any Successor to assume and agree to perform this Agreement.

Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder if it results from an action not taken by the Company in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Executive.

“Notice of Termination” means a written notice from the Company or the Executive of the termination of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any such notice given by Executive of a termination for Good Reason shall be given within 90 days of the occurrence giving rise to such termination for Good Reason.

“Person” has the meaning as defined in Section 3(a)(9) of the Securities Exchange Act and used in Section 13(d) or 14(d) of the Securities Exchange Act, and will include any “group” as such term is used in such sections.

“Pro Rata Bonus” means an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the then fiscal year through and including the Termination Date and the denominator of which is 365.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary” means any corporation with respect to which another specified corporation has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

“Termination Date” means (a) in the case of the Executive’s death, the Executive’s date of death, (b) in the case of the termination of the Executive’s employment with the Company by the Executive for Good Reason, five days after the date the Notice of Termination is received by the Company, and (c) in all other cases, the date specified in the Notice of Termination; provided that if the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination will be at least 30 days after the date the Notice of Termination is given to the Executive.

SECTION 2. Term of Agreement.

The term of this Agreement (the “Term”) will commence on June 14, 2010, and will continue in effect until December 31, 2010; provided that on December 31, 2010 and each anniversary of such date thereafter, the Term shall automatically be extended for one additional year unless, not later than October 1 of such year, the Company or the Executive shall have given notice not to extend the Term; and further provided that in the event a Change in Control occurs during the Term, the Term will be extended to the date 24 months after the date of the occurrence of such Change in Control.

Notwithstanding the foregoing and subject to Section 3.2, the Term shall be deemed to have immediately expired without any further action and this Agreement will immediately terminate and be of no further effect if any of the following events occurs prior to a Change in Control:

(a) the Executive’s employment with the Company is terminated (whether by the Company or the Executive) for any reason;

(b) the Executive’s employment is not terminated but there is a change in his or her status, position or responsibilities (including reporting responsibilities) from that which applied to Executive on the date of this Agreement; or

(c) the Executive reaches the mandatory retirement age applicable to the Company’s executive officers under any stated policy of the Company, as may be adopted and revised from time to time by the Board.

SECTION 3. Termination of Employment.

3.1. If, during the Term, the Executive’s employment with the Company is terminated within 12 months following a Change in Control, the Executive will be entitled to the following compensation and benefits:

(a) If the Executive’s employment with the Company is terminated (i) by the Company for Cause or Disability, (ii) by reason of the Executive’s death or (iii) by the Executive other than for Good Reason, the Company will pay to the Executive the Accrued Compensation and, if such termination is other than by the Company for Cause, a Pro Rata Bonus, such amount will be paid in a single lump sum cash payment by the Company to the Executive within five days after the Termination Date.

(b) If the Executive’s employment with the Company is terminated (whether by the Company or the Executive) for any reason other than as specified in Section 3.1(a), the Executive will be entitled to the following:

(i) the Company will pay the Executive all Accrued Compensation and a Pro Rata Bonus, such amounts will be paid in a single lump sum cash payment by the Company to the Executive within five days after the Termination Date;

(ii) subject to Section 18, and subject to the Executive providing the Company with (and not revoking) a Full Release within such period as the Company may require (but not in excess of 60 days following the Termination Date, taking into account any applicable period for revocation), the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to two (2) times the sum of (A) the Base Salary Amount and (B) the Bonus Amount, such amount will be paid in a single lump sum cash payment by the Company to the Executive on the 60th day following the Termination Date;

(iii) subject to Section 18, and subject to the Executive providing the Company with (and not revoking) a Full Release and complying with his or her obligations under Section 6, the Company will, for a period of 24 months (the “Continuation Period”), at its expense provide to the Executive and the Executive’s dependents and beneficiaries the same or equivalent life insurance, disability, medical, dental, and hospitalization benefits (the “Continuation Period Benefits”) provided at Company expense to other similarly situated executives who continue in the employ of the Company during the Continuation Period (“similarly situated executives”). The obligations of the Company to provide the Executive and the Executive’s dependents and beneficiaries with the Continuation Period Benefits shall not restrict or limit the Company’s right to terminate or modify the benefits made available by the Company to its similarly situated executives or other employees and following any such termination or modification, the Continuation Period Benefits that Executive (and the Executive’s dependents and beneficiaries) shall be entitled to receive shall be so terminated or modified. The Company’s obligation hereunder with respect to the foregoing benefits will be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 3.1(b)(iii) will not be interpreted so as to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment;

(iv) the Company shall provide the Executive with reasonable outplacement services suitable to the Executive’s position for a period of 12 months or, if earlier, until the first acceptance by the Executive of an offer of employment; and

(v) such other acceleration of vesting and other benefits provided in other Company plans or agreements regarding options to purchase Company stock, restricted stock, deferral of stock or other equity compensation awards granted to or otherwise applicable to Executive.

(c) To the extent necessary to comply with Code Section 409A, any such payment, reimbursements or in-kind benefits to be paid or provided to the Executive under Section 3.1(b)(iii) and/or Section 3.1(b)(iv), shall be paid or provided as soon as practical following submission by the Executive of a reimbursement request but no later than the end of the third calendar year following the calendar year in which the Termination Date occurs and no benefit will be paid or provided if the Executive incurs such cost after the end of the second calendar year following the calendar year in which the Termination Date occurs.

(d) The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as specifically provided in Section 3.1(b)(iii) and 3.1(b)(iv).

3.2. Notwithstanding anything in this Agreement to the contrary, if, within the 30 days immediately preceding a Change in Control, (i) the Executive’s employment is terminated (whether by the Company or the Executive) for any reason other than as specified in Section 3.1(a), or (ii) (A) there is a material adverse change in the Executive’s status, position or responsibilities (including reporting responsibilities) from that which applied to Executive on the date of this Agreement, and (B) the Executive’s employment with the Company is subsequently terminated within 24 months following a Change in Control (whether by the Company or the Executive) for any reason other than as specified in Section 3.1(a), the Executive shall be entitled to receive the benefits provided in Section 3.1(b), as subject to Section 18.

3.3. Except as otherwise noted herein, the compensation to be paid to the Executive pursuant to Sections 3.1(a), 3.1(b)(i) and 3.1(b)(ii) of this Agreement (whether by reason of Section 3.1(c) or Section 3.2) will be in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement. With respect to any other compensation and benefit to be paid or provided to the Executive pursuant to this Section 3, the Executive will have the right to receive such compensation or benefit as herein provided or, if determined by the Executive to be more advantageous to the Executive, similar compensation or benefits to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

SECTION 4. Notice of Termination. Following a Change in Control, any purported termination of the Executive’s employment by the Company will be communicated by a Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination will be effective without such Notice of Termination.

SECTION 5. Excise Tax Adjustments.

5.1. In the event Executive becomes entitled to receive the benefits provided pursuant to Sections 3.1(b) or 3.2 herein, and the Company determines that such benefits (the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to the Executive hereunder, net of all federal income, excise and employment taxes imposed on the Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that if paid to the Executive would result in the Executive receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that the Executive would have received if all of the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. With respect to any such reduction, payments and benefits will be reduced in the following order: first against the latest scheduled cash payments (if necessary, to zero), then against any current cash payments and benefits (if necessary, to zero), then against any equity or equity derivative payments and benefits (if necessary, to zero) and then to non-cash payments and benefits (other than equity or equity derivative related payments).

5.2. For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount:

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities (individually and collectively referred to in this subsection (a) as “Persons”) whose actions result in a change in control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a tax advisor selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above);

(c) In the event that the Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel, the fees and expenses of which shall be borne solely by the Company; and

(d) The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Total Payments are to be made (or if applicable, to be commenced), and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

SECTION 6. Covenants of the Executive. During the Continuation Period following any Change in Control pursuant to which the Executive receives the benefits pursuant to Section 3.1(b)(iii), the Executive covenants and agrees as follows:

(a) the Executive agrees to comply with his or her obligations under the Proprietary Information and Inventions Agreement that he or she entered into with the Company; and

(b) the Executive acknowledges that the Executive has knowledge of confidential and proprietary information concerning the current salary, benefits, skills, and capabilities of Company employees and that it would be improper for the Executive to use such Company proprietary information in any manner adverse to the Company’s interests. The Executive agrees that he or she will not recruit or solicit for employment, directly or indirectly, any employee of the Company during the Continuation Period.

SECTION 7. Successors; Binding Agreement.

This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

SECTION 8. Fees and Expenses.

The Company will pay as they become due all legal fees and related expenses (including the costs of experts) incurred by the Executive, in good faith, in (a) contesting or disputing, any such termination of employment and (b) seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits. Any such reimbursements under this Section 8 shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred. If the dispute is resolved by a final decision of an arbitrator pursuant to Section 15 in the favor of the Company, the Executive shall reimburse the Company for all such legal fees and related expenses (including costs of experts) paid by the Company on behalf of the Executive.

SECTION 9. Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

SECTION 10. Dispute Concerning Termination.

If prior to the Date of Termination (as determined without regard to this Section 10), the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

SECTION 11. Compensation During Dispute.

If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 10 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the Notice of Termination was given, until the Date of Termination, as determined in accordance with Section 10 hereof. Amounts paid under this Section 11 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement or otherwise.

SECTION 12. Nonexclusivity of Rights.

Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination provision included in any Employment Agreement covering the Executive, which in circumstances under which amounts become payable under Section 3.1(b) hereof shall be deemed superseded completely by this Agreement and of no further force and effect). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company will be payable in accordance with such plan or program, except as specifically modified by this Agreement.

SECTION 13. No Set-Off.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any circumstances, including any right of set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

SECTION 14. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

SECTION 15. Governing Law and Binding Arbitration.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. All disputes relating to this Agreement, including its enforceability, shall be resolved by final and binding arbitration before an arbitrator appointed by the Judicial Arbitration and Mediation Service (JAMS), with the arbitration to be held in San Diego, California. Judgment upon the award may be entered in any court having jurisdiction thereof.

SECTION 16. Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

SECTION 17. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection in connection with a Change in Control.

SECTION 18. Section 409A.

18.1. Notwithstanding any provision to the contrary in this Agreement, the Company shall delay the commencement of payments or benefits coverage to which the Executive would otherwise become entitled under the Agreement in connection with his termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if and only if the Company in good faith determines that the Executive is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 18 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

18.2. The provisions of this Agreement which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A).

18.3. The provisions of this Section 18 are intended to assure that any benefits provided to Executive hereunder shall comply with Code Section 409A and this Agreement shall be interpreted consistent with such section in all respects.

IN WITNESS WHEREOF, the undersigned have executed the above agreement as of the date set forth first above.

MEDICINOVA, INC.,
A Delaware Corporation

By:	/s/ Shintaro Asako
Shintaro Asako
Chief Financial Officer

EXECUTIVE

/s/ Michael Coffee
Michael Coffee